The J. M. Smucker Company Announces Fiscal 2014 Fourth Quarter and Full Year Results

-- Record earnings for fiscal 2014

-- Q4 U.S. Retail volume up 1 percent in Coffee and up 3 percent in Consumer Foods

-- Q4 net sales decreased 8 percent reflecting pricing actions

-- 2015 net sales and earnings outlook provided

ORRVILLE, Ohio, June 5, 2014 /PRNewswire/ -- The J. M. Smucker Company (NYSE: SJM) today announced results for the fourth quarter and year ended April 30, 2014. Results for the quarter and year ended April 30, 2014, include the operations of Enray Inc. ("Enray") since the completion of the acquisition on August 20, 2013, and the impact of the Company's licensing and distribution agreement with Cumberland Packing Corp. ("Cumberland"), which commenced on July 1, 2013.

Executive Summary

	Three Months Ended April 30,			Year Ended April 30,
	2014	2013	% Increase (Decrease)	2014	2013	% Increase (Decrease)
	(Dollars in millions, except per share data)

Net sales	$ 1,234.3	$ 1,339.7	(8%)	$ 5,610.6	$ 5,897.7	(5%)
Operating income	$ 191.4	$ 214.0	(11%)	$ 919.0	$ 910.4	1%
% of net sales	15.5%	16.0%		16.4%	15.4%
Net income:
Net income	$ 118.5	$ 130.3	(9%)	$ 565.2	$ 544.2	4%
Net income per common share - assuming dilution	$ 1.16	$ 1.22	(5%)	$ 5.42	$ 5.00	8%

Operating income excluding special project costs	$ 199.9	$ 225.2	(11%)	$ 954.0	$ 971.4	(2%)
% of net sales	16.2%	16.8%		17.0%	16.5%
Income excluding special project costs:
Income	$ 124.0	$ 138.0	(10%)	$ 588.5	$ 584.8	1%
Income per common share - assuming dilution	$ 1.21	$ 1.29	(6%)	$ 5.64	$ 5.37	5%

  Fourth quarter net sales decreased 8 percent in 2014, compared to 2013, driven by pricing actions in the quarter. As expected, pricing actions in U.S. Retail Coffee in the quarter reflect decisions made to pass through lower costs realized earlier in the year. The impact of the exit of certain portions of the Company's business in its International, Foodservice, and Natural Foods segment and unfavorable sales mix also contributed to the net sales decrease.
  Operating income excluding the impact of restructuring, merger and integration, and certain pension settlement costs ("special project costs") decreased 11 percent in the fourth quarter of 2014, compared to 2013, as a result of a decrease in gross profit which was somewhat offset by a decrease in marketing and corporate administrative expenses.
  Income excluding special project costs decreased 10 percent in the fourth quarter of 2014, compared to 2013, reflecting the decrease in operating income and the impact of a higher effective tax rate partially offset by the benefit of other income items and lower interest expense.
  Fourth quarter income per diluted share, excluding special project costs, decreased 6 percent in 2014, compared to 2013, yet benefited from the Company's share repurchase activities over the past year, including 2.9 million shares repurchased during the fourth quarter.

"Our 2014 record earnings per share achievement once again demonstrates that the principles that have guided our Company for 117 years continue to deliver results regardless of the headwinds encountered," said Richard Smucker, Chief Executive Officer. "We delivered 5 percent non-GAAP earnings per share growth and returned over $730 million in cash to shareholders through dividends and share repurchases in 2014. These accomplishments are a product of our long-term, forward-looking growth strategy, the strength of our iconic brands, an aggressive innovation pipeline, and the commitment and perseverance of our team."

"We made progress in fiscal 2014 growing volume in our U.S. retail businesses, optimizing price points, enhancing merchandising, and investing in the future of our Company," commented Vince Byrd, President and Chief Operating Officer. "Our brand portfolio's celebration of the U.S. Olympic and Paralympic Teams was a success. We further optimized our supply chain, and in several areas, continued expansion of needed manufacturing capacity. We also introduced more than 100 new products, and are excited about the opportunities presented by the newly integrated Enray business. As we move into fiscal 2015, we know that there is more work to be done with our foodservice coffee business, but are encouraged by the strength of our brand plans and the momentum across the businesses."

Net Sales

	Three Months Ended April 30,				Year Ended April 30,
	2014	2013	Increase (Decrease)%		2014	2013	Increase (Decrease)%
	(Dollars in millions)

Net sales	$ 1,234.3	$ 1,339.7	$ (105.4)	(8%)	$ 5,610.6	$ 5,897.7	$ (287.1)	(5%)
Adjust for certain noncomparable items:
Enray acquisition	(13.9)	-	(13.9)	(1%)	(39.9)	-	(39.9)	(1%)
Cumberland distribution agreement	(8.5)	-	(8.5)	(1%)	(30.1)	-	(30.1)	(1%)
Foreign exchange	9.0	-	9.0	1%	24.9	-	24.9	0%
Net sales adjusted for certain noncomparable items	$ 1,220.9	$ 1,339.7	$ (118.8)	(9%)	$ 5,565.5	$ 5,897.7	$ (332.2)	(6%)

Amounts may not add due to rounding.

Net sales decreased 8 percent in the fourth quarter of 2014, compared to the fourth quarter of 2013, primarily due to the impact of an 8 percent reduction in net price realization largely due to retail and foodservice coffee. As expected, pricing actions in U.S. Retail Coffee reflect decisions made to pass through lower costs realized earlier in the year, whereas foodservice coffee was impacted by higher trade spending, including an accrual adjustment. A combined $22.4 million from the acquired Enray business and the Cumberland distribution agreement contributed to net sales in the fourth quarter of 2014. Sales mix and foreign exchange were both unfavorable to net sales in the fourth quarter of 2014, compared to the fourth quarter of 2013, and reduced net sales by 2 percent and 1 percent, respectively.

Volume gains were realized in Crisco® oils, the Company's flour brands, and Folgers® coffee, and were partially offset by the impact of the previously announced business exits in the International, Foodservice, and Natural Foods segment and declines in Pillsbury® baking mixes and frosting.

Margins

	Three Months Ended April 30,		Year Ended April 30,
	2014	2013	2014	2013
	(% of net sales)

Gross profit	35.7%	35.8%	36.2%	34.4%
Selling, distribution, and administrative expenses:
Marketing	4.2%	4.8%	5.2%	5.0%
Selling	3.8%	3.4%	3.6%	3.3%
Distribution	3.1%	2.9%	2.8%	2.7%
General and administrative	6.6%	6.4%	6.0%	5.5%
Total selling, distribution, and administrative expenses	17.7%	17.4%	17.6%	16.5%
Amortization	2.0%	1.8%	1.8%	1.6%
Other restructuring, merger and integration, and special projects costs	0.5%	0.5%	0.5%	0.8%
Other operating expense (income) - net	0.0%	0.0%	(0.0%)	(0.1%)
Operating income	15.5%	16.0%	16.4%	15.4%

Amounts may not add due to rounding.

Gross profit decreased $39.4 million, or 8 percent, in the fourth quarter of 2014, compared to 2013. The prior year's fourth quarter gross profit benefited from the recognition of lower manufacturing overhead. Excluding special project costs as previously defined, gross profit decreased $40.6 million, or 8 percent, and decreased from 36.1 percent of net sales to 35.9 percent during the same period. Overall commodity costs were lower, primarily for coffee, peanuts, flour, and oils, but were more than offset by lower net price realization, most significantly for retail and foodservice coffee, and resulted in the gross profit decline. Included as a component of lower net price realization was a $7 million trade accrual adjustment related to the Company's foodservice hot beverage business.

The additions of Enray and Cumberland contributed to gross profit in the fourth quarter of 2014, but were more than offset by the impact of the exited businesses in the International, Foodservice, and Natural Foods segment. Unrealized mark-to-market adjustments on derivative contracts were a loss of $1.8 million in the fourth quarter of 2014, compared to a loss of $2.3 million in the fourth quarter of 2013.

Selling, distribution, and administrative expenses decreased $15.5 million in the fourth quarter of 2014, compared to the fourth quarter of 2013, yet increased as a percentage of net sales from 17.4 percent to 17.7 percent. Marketing expenses decreased 19 percent in the fourth quarter of 2014, with a portion of the decrease redirected to promotional spending, compared to 2013 which included a significant level of brand building investment. General and administrative expenses decreased 6 percent, selling expenses increased 3 percent, and distribution expenses were flat during the same period.

Operating income decreased $22.6 million in the fourth quarter of 2014, compared to 2013. Excluding special project costs in both periods, operating income decreased $25.3 million, and decreased from 16.8 percent of net sales in the fourth quarter of 2013 to 16.2 percent in the fourth quarter of 2014.

Interest Expense, Other Income, and Income Taxes
Net interest expense decreased $5.4 million in the fourth quarter of 2014, compared to 2013, reflecting the impact of an interest rate swap the Company entered into earlier in the fiscal year, converting a portion of its debt from fixed-rate to variable-rate.

Net other income was $9.0 million in the fourth quarter of 2014 and included realized gains on the sale of investment securities in the Company's nonqualified pension plan as well as insurance proceeds and other miscellaneous items, compared to net other expense of $0.1 million in the fourth quarter of 2013.

Income taxes increased $3.7 million in the fourth quarter of 2014, compared to 2013, as an increase in the effective tax rate more than offset a decrease in income before income taxes. The effective tax rate increased from 32.1 percent in the fourth quarter of 2013 to 35.5 percent in the fourth quarter of 2014 primarily due to higher foreign and state and local income taxes.

Segment Performance

	Three Months Ended April 30,			Year Ended April 30,
	2014	2013	% Increase (Decrease)	2014	2013	% Increase (Decrease)
	(Dollars in millions)

Net sales:
U.S. Retail Coffee	$ 473.5	$ 535.5	(12%)	$ 2,161.7	$ 2,306.5	(6%)
U.S. Retail Consumer Foods	$ 465.8	$ 485.8	(4%)	$ 2,172.6	$ 2,214.8	(2%)
International, Foodservice, and Natural Foods	$ 295.0	$ 318.4	(7%)	$ 1,276.3	$ 1,376.4	(7%)

Segment profit:
U.S. Retail Coffee	$ 133.0	$ 147.7	(10%)	$ 641.9	$ 607.5	6%
U.S. Retail Consumer Foods	$ 95.7	$ 90.2	6%	$ 396.9	$ 415.3	(4%)
International, Foodservice, and Natural Foods	$ 31.5	$ 49.5	(36%)	$ 167.1	$ 198.2	(16%)

Segment profit margin:
U.S. Retail Coffee	28.1%	27.6%		29.7%	26.3%
U.S. Retail Consumer Foods	20.6%	18.6%		18.3%	18.8%
International, Foodservice, and Natural Foods	10.7%	15.5%		13.1%	14.4%

U.S. Retail Coffee
The U.S. Retail Coffee segment volume increased 1 percent in the fourth quarter of 2014, compared to a strong fourth quarter of 2013, as the Folgers® brand and Dunkin' Donuts® packaged coffee both increased 1 percent. As previously discussed, net price realization reflecting planned actions taken to pass through lower commodity costs realized during the year caused segment net sales to decrease 12 percent in the fourth quarter of 2014, compared to the fourth quarter of 2013. Net sales of K-Cup® packs decreased 10 percent compared to last year's fourth quarter and resulted in full fiscal year K-Cup® pack net sales being down 1 percent, compared to 2013.

The U.S. Retail Coffee segment profit decreased $14.7 million, or 10 percent, in the fourth quarter of 2014, compared to a record fourth quarter of 2013, as the expected lower net price realization more than offset the benefit of lower green coffee costs. For the fiscal year, lower net price realization did not offset the benefit of lower green coffee costs. Unrealized mark-to-market adjustments on derivative contracts were a loss of $2.5 million in the fourth quarter of 2014, compared to a loss of $0.2 million in the fourth quarter of 2013. Segment profit was favorably impacted by a decrease in marketing and other support costs.

U.S. Retail Consumer Foods
The U.S. Retail Consumer Foods segment volume increased 3 percent in the fourth quarter of 2014, compared to the fourth quarter of 2013. Segment net sales decreased 4 percent in the fourth quarter of 2014, compared to 2013, reflecting lower net price realization primarily for the Crisco® and Jif® brands. Net sales and volume of Smucker's® fruit spreads decreased 2 percent and 1 percent, respectively, in the fourth quarter of 2014. Jif® brand volume was flat and net sales decreased 1 percent as favorable mix associated with Jif® Whips and alternate nut butters helped to offset overall lower price. Smucker's® Uncrustables® frozen sandwiches achieved another strong quarter, up 16 percent and 23 percent in net sales and volume, respectively.

Crisco® brand volume increased 20 percent, while net sales decreased 5 percent in the fourth quarter of 2014, compared to 2013, impacted by a 9 percent list price decrease taken in the fourth quarter of 2014 and higher promotional expense. Net sales and volume for the overall Pillsbury® brand decreased 14 percent and 4 percent, respectively. Canned milk net sales decreased 2 percent and volume increased 5 percent during the fourth quarter of 2014, compared to 2013.

The U.S. Retail Consumer Foods segment profit increased $5.5 million, or 6 percent, in the fourth quarter of 2014, compared to the fourth quarter of 2013. Unrealized mark-to-market adjustments on derivative contracts were a gain of $3.9 million in the fourth quarter of 2014, compared to a loss of $0.6 million in the fourth quarter of 2013, and contributed $4.5 million to the increase in segment profit growth. Overall commodity costs were lower, primarily for peanuts, flour, and oils, and benefited segment profit slightly as they were mostly offset by lower net price realization. A decrease in marketing expenses also contributed to segment profit growth while manufacturing costs increased in the fourth quarter of 2014, compared to 2013.

International, Foodservice, and Natural Foods
Net sales in the International, Foodservice, and Natural Foods segment decreased 7 percent in the fourth quarter of 2014, compared to 2013. Excluding the impacts of Enray, Cumberland, and foreign exchange, segment net sales decreased 12 percent. The net sales decrease was driven by the exited portions of the Company's hot beverage business and Smucker's® Uncrustables® frozen sandwiches with foodservice customers. Unfavorable sales mix and higher trade spending related to the Company's foodservice hot beverage business, including a $7 million accrual adjustment, also contributed to the net sales decrease. Segment volume decreased 3 percent, excluding the impact of Enray and Cumberland, as increases in the Robin Hood® and Five Roses® brands in Canada were more than offset by the impact of the exited foodservice businesses.

Segment profit decreased $18.0 million, or 36 percent, in the fourth quarter of 2014, compared to 2013, driven by increased foodservice trade spending, including the accrual adjustment in the quarter. Lost profit on the exited foodservice businesses and foreign exchange also contributed to reduced segment profit. Unrealized mark-to-market adjustments on derivative contracts were a loss of $3.1 million in the fourth quarter of 2014, while the impact in the fourth quarter of 2013 was not significant. The additions of Enray and Cumberland were not significant to segment profit in the fourth quarter of 2014.

Other Financial Results and Measures

	Three Months Ended April 30,			Year Ended April 30,
	2014	2013	% Increase (Decrease)	2014	2013	% Increase (Decrease)
	(Dollars in millions)

Net cash provided by operating activities	$ 266.9	$ 172.2	55%	$ 856.0	$ 855.8	0%

Free cash flow	$ 136.3	$ 112.2	21%	$ 576.5	$ 649.3	(11%)

EBITDA	$ 265.5	$ 277.2	(4%)	$ 1,185.5	$ 1,161.6	2%
% of net sales	21.5%	20.7%		21.1%	19.7%

Cash provided by operating activities was $856.0 million for 2014, essentially flat compared to 2013. Free cash flow was $576.5 million for 2014, and decreased $72.8 million compared to 2013, primarily due to a record level of capital expenditures in 2014.

During the quarter ended April 30, 2014, the Company repurchased approximately 2.9 million common shares for $281.4 million. During 2014, the Company returned $732.9 million in cash to shareholders, reflecting an 11 percent increase in annual dividends paid per share and the repurchase of approximately 5 percent of shares outstanding.

Outlook
For fiscal 2015, the Company expects net sales to increase approximately 5 percent, compared to 2014, reflecting the U.S. Retail Coffee price increase announced earlier this week. Non-GAAP income per diluted share is expected in the range of $5.95 to $6.05, which excludes certain noncomparable items of $0.15 per share.

Effective in fiscal 2015, the Company will no longer elect to qualify commodity and foreign exchange derivatives for hedge accounting treatment. Additionally, the Company has modified its segment profit calculation and redefined non-GAAP income and income per share measures to exclude gains and losses on commodity and foreign exchange derivatives until the related inventory is sold. The Company believes this change more accurately aligns the derivative gains and losses with the underlying exposure being hedged and allows the realization of the economic effect of the derivative without the mark-to-market volatility within segment profit and non-GAAP income and income per share. Consistent with the Company's treatment in 2014, special project costs will continue to be excluded from segment profit and non-GAAP income and income per share measures, and together with these gains and losses on commodity and foreign exchange derivatives will represent certain noncomparable items.

Conference Call
The Company will conduct an earnings conference call and webcast today, Thursday, June 5, 2014, at 8:30 a.m. E.T. The webcast can be accessed from the Company's new website at jmsmucker.com/investor-relations. For those unable to listen to the live webcast, the webcast replay will be available at jmsmucker.com/investor-relations following the call. An audio replay will also be available following the call until Thursday, June 12, 2014, and can be accessed by dialing 888-203-1112 or 719-457-0820, with an access code of 7130736.

Non-GAAP Measures
The Company uses non-GAAP financial measures including: net sales adjusted for the noncomparable impact of the Enray acquisition, the Cumberland distribution agreement, and foreign exchange rate; gross profit, operating income, income, and income per diluted share, excluding special project costs; earnings before interest, taxes, depreciation, and amortization ("EBITDA"); and free cash flow as key measures for purposes of evaluating performance internally. The Company believes that these measures provide useful information to investors because they are the measures used to evaluate performance on a comparable year-over-year basis. The special project costs relate to specific restructuring, merger and integration, and pension settlement projects that are each nonrecurring in nature and can significantly affect the year-over-year assessment of operating results. These non-GAAP financial measures are not intended to replace the presentation of financial results in accordance with U.S. GAAP. Rather, the presentation of these non-GAAP financial measures supplements other metrics used by management to internally evaluate its businesses, and facilitates the comparison of past and present operations and liquidity. These non-GAAP financial measures may not be comparable to similar measures used by other companies and may exclude certain nondiscretionary expenses and cash payments. A reconciliation of certain non-GAAP financial measures to the comparable GAAP financial measure for the current and prior year periods is included in the "Unaudited Non-GAAP Financial Measures" tables.

About The J. M. Smucker Company
For more than 115 years, The J. M. Smucker Company has been committed to offering consumers quality products that bring families together to share memorable meals and moments. Today, Smucker is a leading marketer and manufacturer of fruit spreads, retail packaged coffee, peanut butter, shortening and oils, ice cream toppings, sweetened condensed milk, and natural foods products in North America. Its family of brands includes Smucker's®, Folgers®, Dunkin' Donuts®, Jif®, Crisco®, Pillsbury®, Eagle Brand®, R.W. Knudsen Family®, Hungry Jack®, Café Bustelo®, Café Pilon®, truRoots®, White Lily®, and Martha White® in the United States, along with Robin Hood®, Five Roses®, Carnation®, and Bick's® in Canada. The Company remains rooted in the Basic Beliefs of Quality, People, Ethics, Growth, and Independence established by its founder and namesake more than a century ago. For more information about the Company, visit jmsmucker.com.

The J. M. Smucker Company is the owner of all trademarks referenced herein, except for the following, which are used under license: Pillsbury® is a trademark of The Pillsbury Company, LLC; Carnation® is a trademark of Societe des Produits Nestle S.A.; and Dunkin' Donuts® is a registered trademark of DD IP Holder LLC.

Dunkin' Donuts® brand is licensed to The J. M. Smucker Company for packaged coffee products sold in retail channels such as grocery stores, mass merchandisers, club stores, and drug stores. This information does not pertain to Dunkin' Donuts® coffee or other products for sale in Dunkin' Donuts® restaurants. K-Cup® is a trademark of Keurig Green Mountain, Inc., used with permission.

The J. M. Smucker Company Forward-Looking Statements
This press release contains forward-looking statements, such as projected net sales, operating results, earnings, and cash flows, that are subject to known and unknown risks and uncertainties that could cause actual results to differ materially from any future results, performance, or achievements expressed or implied by those forward-looking statements. Readers should understand that the risks, uncertainties, factors, and assumptions listed and discussed in this press release, including the following important factors and assumptions, could affect the future results of the Company and could cause actual results to differ materially from those expressed in the forward-looking statements:

  volatility of commodity markets from which raw materials, particularly green coffee beans, peanuts, soybean oil, wheat, milk, corn, and sugar, are procured and the related impact on costs;
  risks associated with derivative and purchasing strategies employed by the Company to manage commodity pricing risks, including the risk that such strategies could result in significant losses and adversely impact the Company's liquidity;
  crude oil price trends and their impact on transportation, energy, and packaging costs;
  the ability to successfully implement and realize the full benefit of price changes that are intended to ultimately fully recover cost including the competitive, retailer, and consumer response, and the impact of the timing of the price changes to profits and cash flow in a particular period;
  the success and cost of introducing new products and the competitive response;
  the success and cost of marketing and sales programs and strategies intended to promote growth in the Company's businesses;
  general competitive activity in the market, including competitors' pricing practices and promotional spending levels;
  the ability of the Company to successfully integrate acquired and merged businesses in a timely and cost-effective manner;
  the impact of food security concerns involving either the Company's or its competitors' products;
  the impact of accidents, extreme weather, and natural disasters, including crop failures and storm damage;
  the concentration of certain of the Company's businesses with key customers and suppliers, including single-source suppliers of certain raw materials, such as packaging for its Folgers® coffee products, and finished goods, such as K-Cup® packs, and the ability to manage and maintain key relationships;
  the loss of significant customers, a substantial reduction in orders from these customers, or the bankruptcy of any such customer;
  changes in consumer coffee preferences and other factors affecting the Company's coffee businesses, which represent a substantial portion of the Company's business;
  a change in outlook or downgrade in the Company's public credit ratings by a rating agency;
  the ability of the Company to obtain any required financing on a timely basis and on acceptable terms;
  the timing and amount of capital expenditures, share repurchases, and restructuring costs;
  impairments in the carrying value of goodwill, other intangible assets, or other long-lived assets or changes in useful lives of other intangible assets;
  the impact of new or changes to existing governmental laws and regulations and their application;
  the impact of future legal, regulatory, or market measures regarding climate change;
  the outcome of current and future tax examinations, changes in tax laws, and other tax matters, and their related impact on the Company's tax positions;
  foreign currency and interest rate fluctuations;
  political or economic disruption;
  other factors affecting share prices and capital markets generally; and
  risks related to other factors described under "Risk Factors" in other reports and statements filed by the Company with the Securities and Exchange Commission, including its most recent Annual Report on Form 10-K.

Readers are cautioned not to unduly rely on such forward-looking statements, which speak only as of the date made, when evaluating the information presented in this press release. The Company does not undertake any obligation to update or revise these forward-looking statements to reflect new events or circumstances.

The J. M. Smucker Company
Unaudited Condensed Consolidated Statements of Income

	Three Months Ended April 30,			Year Ended April 30,
	2014	2013	% Increase (Decrease)	2014	2013	% Increase (Decrease)
	(Dollars in millions, except per share data)

Net sales	$ 1,234.3	$ 1,339.7	-8%	$ 5,610.6	$ 5,897.7	-5%
Cost of products sold	791.3	856.1	-8%	3,570.2	3,858.6	-7%
Cost of products sold - restructuring and merger and integration	2.7	3.9	-33%	9.4	11.5	-19%
Gross Profit	440.3	479.7	-8%	2,031.0	2,027.6	0%
Gross margin	35.7%	35.8%		36.2%	34.4%

Selling, distribution, and administrative expenses	218.0	233.5	-7%	988.8	973.9	2%
Amortization	24.8	24.2	3%	98.9	96.8	2%
Other restructuring and merger and integration costs	5.8	7.3	-21%	25.6	42.8	-40%
Other special project costs	-	-	n/m	-	6.7	-100%
Other operating expense (income) - net	0.3	0.7	-55%	(1.3)	(3.0)	-58%
Operating Income	191.4	214.0	-11%	919.0	910.4	1%
Operating margin	15.5%	16.0%		16.4%	15.4%

Interest expense - net	(16.7)	(22.1)	-25%	(79.4)	(93.4)	-15%
Other income (expense) - net	9.0	(0.1)	n/m	10.1	0.3	n/m
Income Before Income Taxes	183.7	191.8	-4%	849.7	817.3	4%
Income taxes	65.2	61.5	6%	284.5	273.1	4%
Net Income	$ 118.5	$ 130.3	-9%	$ 565.2	$ 544.2	4%

Net income per common share	$ 1.16	$ 1.22	-5%	$ 5.42	$ 5.00	8%

Net income per common share - assuming dilution	$ 1.16	$ 1.22	-5%	$ 5.42	$ 5.00	8%

Dividends declared per common share	$ 0.58	$ 0.52	12%	$ 2.32	$ 2.08	12%

Weighted-average shares outstanding	102,549,685	107,192,882	-4%	104,332,241	108,827,897	-4%
Weighted-average shares outstanding – assuming dilution	102,561,353	107,209,912	-4%	104,346,587	108,851,153	-4%

The J. M. Smucker Company
Unaudited Condensed Consolidated Balance Sheets

	April 30, 2014	April 30, 2013
	(Dollars in millions)
Assets
Current Assets:
Cash and cash equivalents	$ 153.5	$ 256.4
Trade receivables, less allowance for doubtful accounts	309.4	313.7
Inventories	931.0	945.5
Other current assets	145.2	79.6
Total Current Assets	1,539.1	1,595.2

Property, Plant, and Equipment - Net	1,265.6	1,142.5

Other Noncurrent Assets:
Goodwill	3,098.2	3,052.9
Other intangible assets - net	3,024.3	3,089.4
Other noncurrent assets	144.9	151.8
Total Other Noncurrent Assets	6,267.4	6,294.1
Total Assets	$ 9,072.1	$ 9,031.8

Liabilities and Shareholders' Equity
Current Liabilities:
Accounts payable	$ 289.2	$ 285.8
Current portion of long-term debt	100.0	50.0
Revolving credit facility	248.4	-
Other current liabilities	253.4	261.0
Total Current Liabilities	891.0	596.8

Noncurrent Liabilities:
Long-term debt	1,879.8	1,967.8
Other noncurrent liabilities	1,271.7	1,318.4
Total Noncurrent Liabilities	3,151.5	3,286.2

Shareholders' Equity	5,029.6	5,148.8
Total Liabilities and Shareholders' Equity	$ 9,072.1	$ 9,031.8

The J. M. Smucker Company
Unaudited Condensed Consolidated Statements of Cash Flow

	Three Months Ended April 30,		Year Ended April 30,
	2014	2013	2014	2013
	(Dollars in millions)

Operating Activities
Net income	$ 118.5	$ 130.3	$ 565.2	$ 544.2
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	37.6	35.9	150.5	143.7
Depreciation - restructuring and merger and integration	2.7	3.2	7.0	10.4
Amortization	24.8	24.2	98.9	96.8
Share-based compensation expense	4.9	5.5	22.9	21.3
Loss on sale of assets - net	1.3	1.4	3.0	4.8
Gain on sale of marketable securities	(3.7)	-	(3.7)	-
Changes in assets and liabilities, net of effect from businesses acquired:
Trade receivables	56.5	46.2	6.1	33.2
Inventories	(64.9)	(67.7)	15.4	15.2
Accounts payable and accrued items	85.5	2.5	12.4	4.5
Defined benefit pension contributions	(3.1)	(9.5)	(9.4)	(40.0)
Income taxes	8.6	10.3	(9.5)	3.5
Other - net	(1.8)	(10.1)	(2.8)	18.2
Net Cash Provided by Operating Activities	266.9	172.2	856.0	855.8

Investing Activities
Businesses acquired, net of cash acquired	-	-	(101.8)	-
Additions to property, plant, and equipment	(130.6)	(60.0)	(279.5)	(206.5)
Sales and maturities of marketable securities	10.0	-	10.0	-
Proceeds from disposal of property, plant, and equipment	8.9	0.2	10.7	3.3
Other - net	(1.4)	0.4	(9.7)	17.6
Net Cash Used for Investing Activities	(113.1)	(59.4)	(370.3)	(185.6)

Financing Activities
Revolving credit facility - net	248.4	-	248.4	-
Repayments of long-term debt	(50.0)	(50.0)	(50.0)	(50.0)
Quarterly dividends paid	(60.6)	(56.3)	(238.0)	(222.8)
Purchase of treasury shares	(281.5)	(188.7)	(508.5)	(364.2)
Proceeds from stock option exercises	0.1	0.3	0.5	2.2
Other - net	(26.7)	0.9	(27.9)	(6.2)
Net Cash Used for Financing Activities	(170.3)	(293.8)	(575.5)	(641.0)
Effect of exchange rate changes on cash	1.4	(1.4)	(13.1)	(2.5)
Net (decrease) increase in cash and cash equivalents	(15.1)	(182.4)	(102.9)	26.7
Cash and cash equivalents at beginning of period	168.6	438.8	256.4	229.7
Cash and Cash Equivalents at End of Period	$ 153.5	$ 256.4	$ 153.5	$ 256.4

The J. M. Smucker Company
Unaudited Non-GAAP Financial Measures

	Three Months Ended April 30,		Year Ended April 30,
	2014	2013	2014	2013
	(Dollars in millions, except per share data)

Reconciliation to gross profit:
Gross profit	$ 440.3	$ 479.7	$ 2,031.0	$ 2,027.6
Cost of products sold - restructuring and merger and integration	2.7	3.9	9.4	11.5
Gross profit excluding special project costs	$ 443.0	$ 483.6	$ 2,040.4	$ 2,039.1
% of net sales	35.9%	36.1%	36.4%	34.6%

Reconciliation to operating income:
Operating income	$ 191.4	$ 214.0	$ 919.0	$ 910.4
Cost of products sold - restructuring and merger and integration	2.7	3.9	9.4	11.5
Other restructuring and merger and integration costs	5.8	7.3	25.6	42.8
Other special project costs	-	-	-	6.7
Operating income excluding special project costs	$ 199.9	$ 225.2	$ 954.0	$ 971.4
% of net sales	16.2%	16.8%	17.0%	16.5%

Reconciliation to net income:
Net income	$ 118.5	$ 130.3	$ 565.2	$ 544.2
Income taxes	65.2	61.5	284.5	273.1
Cost of products sold - restructuring and merger and integration	2.7	3.9	9.4	11.5
Other restructuring and merger and integration costs	5.8	7.3	25.6	42.8
Other special project costs	-	-	-	6.7
Income before income taxes, excluding special project costs	$ 192.2	$ 203.0	$ 884.7	$ 878.3
Income taxes, as adjusted	68.2	65.0	296.2	293.5
Income excluding special project costs	$ 124.0	$ 138.0	$ 588.5	$ 584.8

Weighted-average common shares outstanding	101,748,944	106,256,269	103,504,121	107,881,519
Weighted-average participating shares outstanding	800,741	936,613	828,120	946,378
Total weighted-average shares outstanding	102,549,685	107,192,882	104,332,241	108,827,897
Dilutive effect of stock options	11,668	17,030	14,346	23,256
Total weighted-average shares outstanding - assuming dilution	102,561,353	107,209,912	104,346,587	108,851,153

Income per common share excluding special project costs - assuming dilution	$ 1.21	$ 1.29	$ 5.64	$ 5.37

The J. M. Smucker Company
Unaudited Non-GAAP Financial Measures

	Three Months Ended April 30,		Year Ended April 30,
	2014	2013	2014	2013
	(Dollars in millions)

Reconciliation to net income:
Net income	$ 118.5	$ 130.3	$ 565.2	$ 544.2
Income taxes	65.2	61.5	284.5	273.1
Interest expense - net	16.7	22.1	79.4	93.4
Depreciation	37.6	35.9	150.5	143.7
Depreciation - restructuring and merger and integration	2.7	3.2	7.0	10.4
Amortization	24.8	24.2	98.9	96.8
Earnings before interest, taxes, depreciation, and amortization	$ 265.5	$ 277.2	$ 1,185.5	$ 1,161.6
% of net sales	21.5%	20.7%	21.1%	19.7%

Reconciliation to cash provided by operating activities:
Net cash provided by operating activities	$ 266.9	$ 172.2	$ 856.0	$ 855.8
Additions to property, plant, and equipment	(130.6)	(60.0)	(279.5)	(206.5)
Free cash flow	$ 136.3	$ 112.2	$ 576.5	$ 649.3

The Company uses non-GAAP financial measures including: net sales adjusted for the noncomparable impact of the Enray acquisition, the Cumberland distribution agreement, and foreign exchange rate; gross profit, operating income, income, and income per diluted share, excluding special project costs; earnings before interest, taxes, depreciation, and amortization ("EBITDA"); and free cash flow as key measures for purposes of evaluating performance internally. The Company believes that these measures provide useful information to investors because they are the measures used to evaluate performance on a comparable year-over-year basis. The special project costs relate to specific restructuring, merger and integration, and pension settlement projects that are each nonrecurring in nature and can significantly affect the year-over-year assessment of operating results. These non-GAAP financial measures are not intended to replace the presentation of financial results in accordance with U.S. GAAP. Rather, the presentation of these non-GAAP financial measures supplements other metrics used by management to internally evaluate its businesses, and facilitates the comparison of past and present operations and liquidity. These non-GAAP financial measures may not be comparable to similar measures used by other companies and may exclude certain nondiscretionary expenses and cash payments.

The J. M. Smucker Company
Unaudited Reportable Segments

	Three Months Ended April 30,		Year Ended April 30,
	2014	2013	2014	2013
	(Dollars in millions)

Net sales:
U.S. Retail Coffee	$ 473.5	$ 535.5	$ 2,161.7	$ 2,306.5
U.S. Retail Consumer Foods	465.8	485.8	2,172.6	2,214.8
International, Foodservice, and Natural Foods	295.0	318.4	1,276.3	1,376.4
Total net sales	$ 1,234.3	$ 1,339.7	$ 5,610.6	$ 5,897.7

Segment profit:
U.S. Retail Coffee	$ 133.0	$ 147.7	$ 641.9	$ 607.5
U.S. Retail Consumer Foods	95.7	90.2	396.9	415.3
International, Foodservice, and Natural Foods	31.5	49.5	167.1	198.2
Total segment profit	$ 260.2	$ 287.4	$ 1,205.9	$ 1,221.0
Interest expense - net	(16.7)	(22.1)	(79.4)	(93.4)
Cost of products sold - restructuring and merger and integration	(2.7)	(3.9)	(9.4)	(11.5)
Other restructuring and merger and integration costs	(5.8)	(7.3)	(25.6)	(42.8)
Other special project costs	-	-	-	(6.7)
Corporate administrative expenses	(60.3)	(62.2)	(251.9)	(249.6)
Other income (expense) - net	9.0	(0.1)	10.1	0.3
Income before income taxes	$ 183.7	$ 191.8	$ 849.7	$ 817.3

Segment profit margin:
U.S. Retail Coffee	28.1%	27.6%	29.7%	26.3%
U.S. Retail Consumer Foods	20.6%	18.6%	18.3%	18.8%
International, Foodservice, and Natural Foods	10.7%	15.5%	13.1%	14.4%

Logo - http://photos.prnewswire.com/prnh/20071219/SMUCKERLOGO

CONTACT: The J. M. Smucker Company, (330) 682-3000; Investors: Sonal Robinson, Vice President, Investor Relations; Media: Maribeth Burns, Vice President, Corporate Communications